Exhibit 5.4

[NHG Letterhead]

December 30, 2020

MercadoLibre, Inc.
Pasaje Posta 4789, 6th floor,
Buenos Aires, Argentina
C1430EKG

Ladies and Gentlemen:

We have acted as special Mexican counsel to DeRemate.com de México, S. de R.L. de C.V. and MercadoLibre, S. de R.L. de C.V. (jointly, the “Mexican Guarantors”), each of them a sociedad de responsabilidad limitada de capital variable organized under the laws of the United Mexican States (“Mexico”), and a subsidiary of MercadoLibre, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (including the documents incorporated by reference therein, but excluding Exhibit 25.1, the “Registration Statement”) filed by the Company and the additional registrants identified therein, including the Mexican Guarantors (the “Additional Registrants”) relating to the offering from time to time, together or separately and in one or more series (if applicable), of debt securities (the “Debt Securities”) of the Company guaranteed by the Additional Registrants (the “Guarantees”). The Debt Securities and the Guarantees are referred to herein collectively as the “Securities.”

The Securities may be issued pursuant to an indenture and one or more supplemental indentures with respect to the Debt Securities (collectively, the “Indenture”) to be entered into among the Company, the Additional Registrants and The Bank of New York Mellon Trust Company, N.A., as trustee, registrar, paying agent and transfer agent (the “Trustee”).

In arriving at the opinions expressed below, we have reviewed the following documents:

1.          the Registration Statement;

2.          a form of the Indenture, filed as an exhibit to the Registration Statement, including the form of Debt Securities;

3.          the Mexican Guarantors’ by-laws; and

4.          such other documents, records and matters of law as we have deemed necessary.

The documents in items (1) and (2) referred to herein as the “Transaction Documents”.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. As to matters of fact, we have assumed the truthfulness of the representations made or otherwise incorporated in the Transaction Documents and representations and statements made in certificates of public officials and officers of the parties thereto, and that: (i) the Company, the Trustee and the non-Mexican Additional Registrants (collectively, the “Foreign Parties”) are entities duly organized and validly existing under the laws of the jurisdiction of its organization; (ii) each Foreign Party has the power to execute, deliver and perform its respective obligations under the Transaction Documents; and (iii) the delivery and performance by each Foreign Party of the Transaction Documents once executed, by each Foreign Party, will be duly authorized by all necessary action (corporate or otherwise) and will not contravene its by-laws or articles of incorporation or any other of its organizational documents.

We have also assumed (i) that the Debt Securities will conform to the forms thereof that we have reviewed and (ii) that the Guarantees will be substantially as described in the Registration Statement.

Based on the foregoing, and subject to the further assumptions, qualifications and exceptions set forth below, it is our opinion that:

1.          Each Mexican Guarantor is validly existing, has the power to grant the Guarantees and has taken the required steps to authorize entering into the Guarantees under the law of Mexico.

2.          The Guarantees to be issued under the applicable supplemental Indenture, when issued and granted by the Mexican Guarantors in the manner contemplated in the Registration Statement, will be valid, binding and enforceable obligations of the Mexican Guarantors.

We have assumed that the Mexican Guarantors have satisfied the legal requirements that are applicable to them under applicable law other than the law of Mexico to the extent necessary to make the Indenture, the Debt Securities and the Guarantees, as the case may be, enforceable against them. We have also assumed that each of the Foreign Parties has satisfied the legal requirements that are applicable to it under applicable law other than the law of Mexico to the extent necessary to make the Indenture and the Debt Securities enforceable against it.

In rendering the opinions expressed above, we have further assumed that (i) the terms of the Guarantees and the terms of any agreement governing those Guarantees will not violate any applicable law, conflict with any matter of public policy, result in a default under or breach of any agreement or instrument binding upon the Mexican Guarantors or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Mexican Guarantors, (ii) the Indenture will conform to the form of Indenture filed as an exhibit to the Registration Statement, the terms of all Debt Securities will conform to the forms thereof contained in the Indenture and the Guarantees will be substantially as described in the Registration Statement; (iii) any agreement governing the Securities will be governed by New York law; (iv) the Securities will be offered, issued, sold and delivered in compliance with applicable law and any requirements therefor set forth in any corporate action authorizing such Securities and any agreement governing those Securities and in the manner contemplated by the Registration Statement and the related prospectus describing the Securities and the offering thereof; and (v) the Securities will be offered, sold and delivered to, and paid for by, the purchasers thereof at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto.

The opinions set forth above are subject to the following qualifications and exceptions:

1.          The enforceability of the Guarantees may be limited by bankruptcy, insolvency, reorganization, moratorium, a Mexican reorganization proceeding (concurso mercantil), bankruptcy (quiebra) or other laws relating to, affecting or limiting the enforcement of creditors’ rights generally.

2.          Public and procedural rights, such as the right to seek compensation in court or the right to appear in a suit, may not be waived under applicable laws.

3.          Pursuant to the Mexican Insolvency Law (Ley de Concursos Mercantiles), if a transaction entered into by a person (legal entity or individual) declared insolvent and subject to a Mexican reorganization proceeding (concurso mercantil) is deemed to constitute a fraudulent conveyance (acto en fraude de acreedores), the court could set such transaction aside (i.e., ineffective vis-à-vis the bankruptcy estate) if the transaction took place within the 270 (two hundred seventy) calendar days prior to the insolvency ruling (declaración de concurso) and, in some cases, up to 3 (three) years. The following are presumed to be fraudulent: (i) gratuitous transactions; (ii) transactions under which the debtor pays consideration of a substantially higher value, or receives consideration of a substantially lower value than that of its counterparty; (iii) transactions in which conditions or terms significantly differ from then-prevailing market conditions or trade usage or commercial practices; (iv) any debt remission made by the debtor; (v) any payment of un-matured obligations; and (vi) the discount of debtor’s payables by such debtor. For a transaction to be deemed a fraudulent conveyance, the insolvent party must have a deliberate fraudulent intent and the third party must know of such fraud. The latter is not required for gratuitous transactions.

4.          Covenants and other agreements to perform an act other than payment of money and covenants and other agreements not to perform an act may not be specifically enforceable in Mexico, although any breach thereof may give rise to an action for monetary damages.

5.          Any provisions in the Guarantees to the effect that invalidity and illegality of any part thereof will not invalidate the remaining obligations of such Guarantees may be unenforceable in Mexico to the extent such provision constitutes an essential element of the relevant Guarantee, respectively.

6.          Provisions permitting sole determination by one party and comparable provisions vesting in one party the sole power to determine the validity or performance of an obligation or purporting to be “self-help” enforcement mechanisms are not enforceable in Mexico. Provisions of the Guarantees granting discretionary authority to the parties thereto cannot be exercised in a manner inconsistent with relevant facts nor defeat any requirements from a competent authority to produce satisfactory evidence as to the basis of any determination. In addition, under Mexican law, the parties will have the right to contest in court any notice or certificate purporting to be conclusive and binding.

7.          In any proceedings brought to the courts of Mexico for the enforcement of any Guarantee against any of the Mexican Guarantors or a foreign judgment or award thereunder, a Mexican court would apply Mexican procedural law in such proceedings, as well as Mexican law on statute of limitations and lapsing (prescripción y caducidad). We express no opinion as to the enforceability of a foreign judgment arising from any suit brought once the Mexican statute of limitation or lapsing periods have elapsed.

8.          Under the Mexican Bankruptcy Law (Ley de Concursos Mercantiles) any provision in an agreement that makes the obligations of a party more onerous due to the fact of a filing for insolvency or bankruptcy shall be considered null and void.

9.          This opinion letter is limited strictly to the matters stated herein and is not to be read as extending by implication to any other matter.

The foregoing opinions are limited to the laws of Mexico in effect as of the date hereof, and we do not express any opinion as to the laws of any other jurisdiction. In particular, we have made no investigation of the laws of the United States of America or of the State of New York in particular or any other relevant jurisdiction outside of Mexico as a basis for the opinions stated herein and we do not express or imply any opinion on, or based on, the criteria or standards provided for in any such laws.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement under the heading “Legal Matters” and in any prospectus supplements related thereto, as counsel for the Mexican Guarantors that have passed on the validity of their respective Guarantee under Mexican law, and to the use of this opinion as a part (Exhibit 5.4) of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein. Cleary Gottlieb Steen & Hamilton LLP may rely upon this opinion in rendering their opinion to the Company and the Additional Registrants.

Sincerely,

Nader, Hayaux y Goebel, S.C.

By	/s/ Javier Arreola E.
Partner